EXHIBIT 99.1


INDEPENDENT ACCOUNTANTS' REPORT


Mr. Paul F. Gibbons                Salomon Brothers, Inc.
Vice President and Treasurer       Seven World Trade Center
The Neiman Marcus Group, Inc.      New York, NY  10048
27 Boylston Street                          and
Chestnut Hill, MA  02167           Standard & Poor's Ratings Group
     and                           25 Broadway
The Chase Manhattan Bank, N.A.     New York, NY  10004-1064
4 Chase Metro Tech Center               and
Brooklyn, NY  11245                Moody's Investors Services
     and                           99 Church Street
CS First Boston Corporation        New York, NY  10007
Park Avenue Plaza
55 East 52nd Street
New York, NY  10055
     and

Annual Servicing Report

We have examined management's assertion, included in its representation letter to Deloitte & Touche LLP, dated August 29, 1996, that The Neiman Marcus Group, Inc. ("NMG") maintained an effective internal control structure as of August 3, 1996, insofar as such structure relates to the servicing procedures performed by NMG, to prevent or detect errors or irregularities in amounts that would be material in relation to the assets of The Neiman Marcus Group Credit Card Master Trust Series 1995-1 (the "Trust") formed pursuant to the Pooling and Servicing Agreement (the "Agreement") dated March 1, 1995.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control structure as it relates to servicing procedures performed by NMG, testing and evaluating the design and operating effectiveness of the internal control structure, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of the inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the internal control structure to future periods are subject to the risk that the internal control structure may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.









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In our  opinion,  management's  assertion that  NMG  maintained  an  effective internal control structure as of August 3, 1996, insofar as such structure relates to the servicing procedures performed by NMG, to prevent or detect errors or irregularities in amounts that would be material in relation to the assets of the Trust under the Agreement, taken as a whole, is fairly stated, in all material respects, based upon the elements of an entity's internal control structure as defined in Statements on Auditing Standards No. 55, "Consideration of the Internal Control Structure in a Financial Statement Audit."

We have also examined management s assertion, included in its representation letter to Deloitte & Touche LLP dated August 29, 1996, that the servicing procedures performed by NMG have been conducted in compliance with the terms and conditions set forth in Article III and Article IV and Section 8.08 of the Agreement during the year ended August 3, 1996. As discussed in that representation letter, management is responsible for NMG's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about NMG's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on NMG's compliance with specified requirements.

In our opinion, management's assertion that the servicing procedures performed by NMG have been conducted in compliance with the terms and conditions set forth in Article III and Article IV and Section 8.08 of the Agreement for the year ended August 3, 1996, is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Directors and management of NMG, The Chase Manhattan Bank, N.A., as Trustee, CS First Boston Corporation, Salomon Brothers, Inc., Standard & Poor's Ratings Group, Moody's Investors Services and Investor Certificateholders and should not be used for any other purpose.


/S/ Deloitte & Touche LLP
Deloitte & Touche LLP

August 29, 1996














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